Exhibit 5.1

October 17, 2012

Lehigh Gas Partners LP

702 West Hamilton Street, Suite 203

Allentown, PA 18101

Re:          Lehigh Gas Partners LP — Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Lehigh Gas Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate of 6,900,000 common units (including up to 900,000 common units subject to the underwriters’ option to purchase additional common units) representing limited partner interests in the Partnership (the “Common Units”).

We are rendering this opinion as of the time the Partnership’s Registration Statement on Form S-1 (File No. 333-181370), as amended (the “Registration Statement”), to which this opinion is an exhibit and relating to the Common Units, becomes effective in accordance with Section 8(a) of the Securities Act.  The term “Common Units” shall include any additional common units representing limited partner interests in the Partnership registered pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), the records and documents of the Partnership and its general partner, certificates of the Partnership, its general partner and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units, when issued and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, each as interpreted by the courts of

DUANE MORRIS LLP
222 DELAWARE AVENUE, SUITE 1600 WILMINGTON, DE 19801-1659	PHONE: +1 302 657 4900 FAX: +1 302 657 4901

the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Validity of Our Common Units” in the prospectus forming a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Units. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ DUANE MORRIS LLP

Duane Morris LLP